News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Laura Kiernan
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: laura.kiernan@terex.com

TEREX BOARD AUTHORIZES INCREASE IN STOCK BUYBACK PLAN

WESTPORT, CT, July 15, 2008 -- Terex Corporation (NYSE: TEX) today announced that its Board of Directors has authorized an increase in its share repurchase program, under which the Company now may purchase an additional $500 million of the Company’s outstanding common shares. This brings the total amount that may be repurchased under the share repurchase program to $1.2 billion, while keeping the program period expiration date of June 30, 2009. Purchases may be made at the Company’s discretion from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit.

As of June 30 2008, the Company has purchased approximately $362 million of shares under the repurchase program.

“This action represents the second step-up in our share repurchase program since the program began. We continue to believe that investing in our shares provides an attractive return,” said Ronald M. DeFeo, Chairman and CEO of Terex. “Terex has the financial strength today to expand the share repurchase program without affecting our ability to implement internal or external initiatives. We remain optimistic about meeting our long-term goals, and are committed to enhancing shareholder value.”

Terex Corporation is a diversified global manufacturer with 2007 net sales of over $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880